Exhibit 24.1
DIGI INTERNATIONAL INC.
POWER OF ATTORNEY
     Each undersigned director and/or officer of Digi International Inc., a Delaware corporation (“Digi”), does hereby make, constitute and appoint Joseph T. Dunsmore and Subramanian Krishnan, and either of them, as his true and lawful attorneys-in-fact, with power of substitution, for him and in his name, place and stead, to sign and affix his name as such director and/or officer of Digi to a Registration Statement or Registration Statements, on Form S-3 or other applicable form, and all amendments, including post-effective amendments, thereto, to be filed by Digi with the Securities and Exchange Commission, Washington, D.C., in connection with the registration under the Securities Act of 1933, as amended, of shares of Common Stock of Digi proposed to be sold by certain stockholders of Digi and to file the same, with all exhibits thereto and other supporting documents, with the Commission, granting unto said attorneys-in-fact, and either of them, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted.
     IN WITNESS WHEREOF, the undersigned directors and officers have executed this Power of Attorney on the dates indicated below.

Signature	Title	Date

/s/ Joseph T. Dunsmore Joseph T. Dunsmore	Chief Executive Officer, Director and Chairman of the Board (Principal Executive Officer)	September 27, 2006

/s/ Subramanian Krishnan Subramanian Krishnan	Chief Financial Officer (Principal Financial and Accounting Officer)	September 27, 2006

/s/ Guy C. Jackson Guy C. Jackson	Director	September 27, 2006

/s/ Kenneth E. Millard Kenneth E. Millard	Director	September 27, 2006

/s/ William N. Priesmeyer William N. Priesmeyer	Director	September 27, 2006

/s/ Bradley J. Williams Bradley J. Williams	Director	September 27, 2006